Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), entered into on this 28th day of September 2007, is by and between Mac Filmworks, Inc., a Delaware corporation (the “Company” or “Seller”), and Mr. Jim McCullough (“Buyer”).  The Company and McCullough are collectively referred to as the “Parties,” and individually a “Party”.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.
Purchase and Sale of Assets

1.01.           Transfer.  Pursuant to the terms and conditions herein, Seller shall sell, transfer and assign to Buyer (i) substantially all of its assets as described in Exhibit A attached hereto (“Assets”) and (ii) a total of 8,300,205 shares of the Company’s common stock (“Shares”).

1.02.           Consideration.  As consideration for receiving the Assets and the Shares, Buyer hereby forgives accrued salary and other outstanding debts owed to him by Seller, which debts total $429,608 (“Debts”).

1.03.           Closing.  The sale and purchase described in this Agreement shall be consummated approximately 20 days after the date on which the information statement outlining this Agreement and explaining that more than 50% of the shareholders have approved this Agreement has been mailed to the Company’s shareholders (“Closing” or “Closing Date”).

ARTICLE 2.
Representations and Warranties by Seller

2.01.           Authority.  Seller has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.02.           Title.  Seller has good and marketable title to the Assets and the Shares.

2.03.           Condition.  Seller represents and warrants that the transfer of the Assets is on an AS IS basis and the Shares are validly issued, fully paid and non-assessable, have not been issued in violation of applicable securities laws or any pre-emptive right, and are free and clear of any interests, claims, liens and encumbrances.

ARTICLE 3.
Representations & Warranties of Buyer

3.01.           Authority.  Buyer has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.02.           Other Payables.  Other than (i) the Debts and (ii) the other payables owed by Seller to various vendors and other third parties, including Buyer, which are set forth on Exhibit B attached hereto (“Other Payables”), there are no other payments or liabilities owed to any party.

3.03.           Representation.  Buyer hereby acknowledges that, other than the Debts and the Other Payables, Seller does not owe Buyer, any member of Buyer’s immediate family or any other affiliate of Buyer any other monies, securities or obligations of any kind whatsoever.  Specifically, Buyer acknowledges that in consideration for entering into this Agreement, he agrees that his employment agreement with Seller has been terminated and that any and all other agreements by and between Seller and him, his affiliates and his immediate family has been terminated.

3.04.           Release.  Buyer does hereby release, acquit and forever discharge Seller and its respective directors, officers, managers, employees, executors, administrators, legal representatives, successors and assigns from any and all claims, debts, demands, obligations, liabilities, suits, liens, rights, offsets, and causes of action of whatsoever nature, known or unknown, arising out of or related to Seller’s dealings with Buyer, or any obligation of Seller to Buyer, including any member of Buyer’s immediate family or any other affiliate of Buyer.

3.05.           Contracts.  Other than the contracts, whether verbal or written, entered into by Seller or its representatives in the course of its business operations set forth in Exhibit C attached hereto, Seller has no other agreements or contracts of any kind with any other party.

3.06.           Obligations.  Buyer agrees to assume any and all obligations with respect to the Assets being acquired herein, including but not limited to any and all agreements of any kind entered into in connection with the Assets.

3.07.           Indemnification.  Buyer agrees to indemnify Seller against any and all breaches of the representations and warranties set forth in this Article 3 of the Agreement.

ARTICLE 4.
Miscellaneous

4.01.           Expenses.  The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

4.02.           Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

4.03.           Mediation.  If a dispute should arise out of this Agreement, the Parties should first submit the dispute to mediation before a mediator of their common choice in Houston, Harris County, Texas. In the unlikely event that the Parties cannot agree upon a mediator, they will engage the American Arbitration Association or similar organization for the express purpose of selecting a neutral mediator.  Notwithstanding the foregoing, neither Party is required to first mediate a dispute prior to arbitration if the Party reasonable believes that the nature of the dispute will not be resolved in mediation.

4.04.           Arbitration.  In the event the Parties dispute is not resolved through mediation or if the Party bringing the suit does not reasonably believe that mediation will resolve the dispute, the dispute shall be settled finally, completely and conclusively by arbitration in Houston, Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), by one or more arbitrators chosen in accordance with the Rules. Arbitration shall be initiated by written demand by the Party seeking arbitration. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator or arbitrators shall be final, conclusive and binding on the Parties to this Agreement, and judgment may be entered thereon in the District Court of Harris County, Texas, to enforce such decision and the benefits thereof. Upon appointment, the arbitrators shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator(s), the stenographer, if one is requested, the Parties to this Agreement, and any designated representatives of the Parties.  The matters submitted for arbitration, the hearings and proceedings thereunder and the arbitration award shall be kept and maintained in strictest confidence by the Parties and shall not be discussed, disclosed or communicated to any persons. On request of either Party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrators and any judgment enforcing such award. If counsel is required to seek the enforcement of this agreement or this particular section, counsel shall be entitled to recover its (his) reasonable and necessary attorneys’ fees and costs from the opposing Party.

4.05.           Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.06.           Entire Agreement.  This Agreement, including all Exhibits, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

4.07.           Amendments.  This Agreement may not be changed orally, but only by an agreement in writing signed by Seller and Buyer.

4.08.           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

4.09.           Cooperation After Closing.  From and after the Closing Date, each of the Parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

BUYER:

JIM MCCULLOUGH

/s/ Jim McCullough

SELLER:

MAC FILMWORKS, INC.
A Delaware Corporation

By:	/s/ Jim McCullough
Jim McCullough, Chief Executive Officer

EXHIBIT A

List of Assets

•	All film titles owned by the Company; and

•	$325,000 of a Company receivable from Amity Entertainment, that has been fully reserved against.

EXHIBIT B

Other Payables

MAC FILMWORKS, INC PAYABLES
AS OF 9-24-07

				AMOUT TO BE
VENDOR	AMOUNT	DUE	DESCRIPTION	REIMBURSED
	DUE	DATE		J.MCCULLOUGH
Amer.Express	9,694.44	1-Sep	SCIA Expenses	546.74
Amazing Space	104.00	1-Sep	Storage	104
AT&T	901.44	6-Sep	Monthly Telephone	429.43
AT&T-cell	196.46	16-Sep	Monthly Telephone	196.46
Brewer & Pritchard	22,920.92	NOW	Attorney Fees	0
Capital One	17,291.97	MONTHLY	Loan	17291.97
Comcast	285.58	5-Sep	Monthly Internet	140.16
Colonial Transfer	65.00	NOW	Stock Transfer Services	0
GS1 US	475.00	1-Oct	Bar codes	0
Herrera, Gilbert	3,750.00	On Receipt	Attorney Fees	0
Malone & Bailey	3,314.60	NOW	Audit Preparation	3314.6
Odds on Recording	9,497.43	NOW	Duplication Services	0
Office Depot	70.11	30-Sep	Office Expenses/supplies	70.11
Sal's Rental	200.00	1-Sep	Monthly Storage/Warehouse	200
Schmuck, L.	2,850.00	NOW	Audit Preparation	1100
Shell	241.17	10-Sep	Fuel Charges	241.17
Spring Street Plaza	2,350.00	1-Sep	Monthly rent	2350
State Farm	877.45	1-Sep	Auto expenses	489.97
SWEPCO	115.45	10-Sep	Electric bill	76.38
SureSav	127.00	1-Sep	Monthly Storage Rent	127
UPS	1,118.89	On Receipt	Postage & Handling	770.47
Vintage Filings	353.00	On Receipt	Filing Fees	0

	76,799.91			27448.46

EXHIBIT C

List of Contracts

1.           Gary Bryant – Private Placement Memorandum
2.           Mike Holzman – No longer representing Mac Filmworks, Inc.
3.           Odds on Recording – Open Account
4.           Long Island Disc – this contract is for purchasing with pricing good for 60 days